Exhibit 99.1

ALLIANCE MMA PROMOTION SIGNS AGREEMENT WITH COMCAST

SPORTSNET CHICAGO

Hoosier Fight Club’s Promotions to be Broadcast to Chicago and Surrounding Areas

NEW YORK, NY – November 4, 2016 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts fighters, announced today that its promotion, Hoosier Fight Club (HFC), signed a broadcast television agreement with Comcast Sportsnet Chicago.

The first aired event under the Comcast agreement will be HFC 31, which will take place on November 5th at the Horseshoe Casino in Hammond, Indiana, and will feature three title fights. Dennis Dombrow will defend his BantamWeight Belt against Cory Galloway, Michael Santiago and Bill Kamery will square off for the FeatherWeight Belt, and Gabriel Mota will face Jesus Razo for the first MiddleWeight Amateur Belt. Comcast will broadcast HFC 31 on tape delay, and it is scheduled to air November 27th at 7:00 pm CST. Comcast reaches nearly 3,000,000 subscribers in Chicago and the surrounding areas.

“HFC has experienced success by continuing to adapt and evolve with the world’s fastest growing sport, and we are extremely pleased that they are part of the Alliance family,” said Robert Haydak, President of Alliance MMA, Inc. “One of Alliance’s primary goals is to create a national footprint in every major media market with well-run regional MMA promotions while concurrently taking advantage of our shared resources. We expect that our collective strength and burgeoning market presence will assist individual promotions to achieve greater levels of financial success, including securing similar live content broadcast deals and sponsorships."

HFC is considered by many in the Chicago area to be the established leader of the local MMA scene. The promotion has produced top fighters such as Neil Mangny, Darren Elkins and Belal Muhammad, who will be featured at UFC 205 on November 12th at Madison Square Garden.

“Chicago is such a sports-rich town, especially at this time with the Chicago Cubs winning the World Series for the first time in 108 years,” said Danielle Vale of Hoosier Fight Club. “We feel extremely fortunate to have the opportunity to engage in the MMA space with Comcast Sports Network. Comcast airs a broad selection of live sports content, and are known throughout the broadcast industry for demanding the highest level of quality production media.”

Alliance MMA is the first MMA company to be traded on a major stock exchange, and is currently the only way for the public to invest in the MMA industry. Last month, Alliance MMA announced the successful completion of their IPO, their listing on the NASDAQ, and their acquisition of seven companies including HFC and four other MMA promotion companies, a digital media sports platform and an electronic ticketing platform optimized for marketing MMA events.

“This arrangement with Comcast helps achieve our objective of providing fighters with the opportunity to showcase their bouts to a much broader audience by delivering exciting live content produced at the highest possible level of quality. It truly is about the fighter and the fans”, added Mrs. Vale.

MMA is a full contact sport that allows a wide range of fighting techniques including, striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate & Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

About Hoosier Fight Club

Based in the greater Chicago, Illinois area, Hoosier Fight Club (HFC) was created by the former Mrs. Indiana winner, Danielle Vale, and her husband Paul who felt drawn to the sport of MMA. They formed Hoosier Fight Club with the intent of directing a high level of professionalism to the sport. Promoting the first sanctioned MMA event in the state of Indiana, HFC is considered by many in the Chicago area to be the established leader of the local MMA scene.

About Alliance MMA, Inc.

Alliance MMA (NASDAQ: AMMA) is a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters who wish to advance to the sport’s highest level of professional competition. Alliance MMA’s mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for our live MMA events, digital media platform and Alliance MMA fighters.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of MMA events. In 2016, the company went public with a listing on the NASDAQ stock market. Alliance MMA is the only mixed martial arts promotion company that is publicly traded, allowing public investment in the world’s fastest growing sport.

For more information visit, www.alliancemma.com

Or contact:

James Platek

Director, Investor Relations

Alliance MMA, Inc.

590 Madison Avenue

New York NY 10022

(212) 739-7825, x707

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.